Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
THIRD QUARTER 2007 RESULTS
Reported Diluted Earnings per Share of $0.37
Repurchased 2.3 Million Shares of Common Stock and Reduced Debt by $31.2 Million
Cash Flow from Operations Exceeds $270 Million for the Year to Date

Plano, Texas, October 29, 2007 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended September 30, 2007.
Third Quarter 2007 Results
The Company reported total revenues for the quarter ended September 30, 2007 of $709.7 million, an increase of $122.5 million from the reported total revenues of $587.2 million for the same period in the prior year. This 20.9% increase in revenues was primarily driven by the Rent-Way acquisition that closed on November 15, 2006. Same store revenues for the quarter ended September 30, 2007 decreased 1.8%.
Reported net earnings for the quarter ended September 30, 2007 were $25.3 million, an increase of $0.1 million or 0.4% from the reported net earnings of $25.2 million for the same period in the prior year.
Reported diluted earnings per share for the quarter ended September 30, 2007 were $0.37, an increase of $0.01, or 2.8% from the reported diluted earnings per share of $0.36 for the same period in the prior year. Reported net earnings per diluted share for the quarter ended September 30, 2007 includes $0.04 per share as a result of the receipt of accelerated royalty payments from former franchisees in consideration of the termination of their franchise agreements, as discussed below.
For the quarter ended September 30, 2007, the Company generated cash flow from operations of approximately $127.2 million, while ending the quarter with $100.3 million of cash on hand. During the quarter ended September 30, 2007, the Company repurchased 2,307,400 shares of its common stock for $45.1 million in cash under its common stock repurchase program. To date, the Company has repurchased a total of 18,235,950 shares and has utilized approximately $441.0 million of the $500.0 million authorized by its Board of Directors since the inception of the plan. In addition, during the quarter ended September 30, 2007, the Company reduced its outstanding indebtedness by approximately $31.2 million.
“Our third quarter financial results for total revenue and earnings per diluted share were within our guidance range; however, the business environment was very challenging throughout the quarter,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Although we believe that our customer continues to face financial challenges, we have been encouraged by the positive results from our operational initiatives, as well as an increase in demand in October,” Speese continued. “As we prepare to enter 2008, we intend to focus on enhancing store level operations, improving operational efficiencies, and further investing in our financial services business, while maintaining a solid balance sheet,” Speese stated.

The Company also announced today that it has reached a prospective settlement with the plaintiffs to resolve Terry Walker, et al. v. Rent-A-Center, Inc., et al., a putative class action filed in federal court in Texarkana, Texas, alleging that the Company and certain of its current and former officers and directors violated various federal securities laws. Under the terms contemplated, the Company anticipates its insurance carrier will pay an aggregate of approximately $3.6 million in cash, which will be distributed to an agreed upon class of claimants who purchased the Company’s common stock from April 25, 2001 through October 8, 2001, as well as used to pay costs of notice and settlement administration, and attorneys’ fees and expenses. In connection with the settlement, neither the Company nor any officer and director defendants are admitting liability for any securities laws violations.
The terms of the prospective settlement are subject to the parties entering into a definitive settlement agreement and obtaining court approval. While the Company believes that the terms of this prospective settlement are fair, there can be no assurance that the settlement, if completed, will be approved by the court in its present form. The Company expects its insurance carrier to fund the prospective settlement and related costs.
Nine Months Ended September 30, 2007 Results
Total reported revenues for the nine months ended September 30, 2007 were $2.189 billion, an increase of $0.411 billion, or 23.1% from the reported total revenues of $1.778 billion for the same period in the prior year. Same store revenues for the nine month period ending September 30, 2007 increased 1.4%.
Reported net earnings for the nine months ended September 30, 2007 were $81.6 million, a decrease of $23.8 million from the reported net earnings of $105.4 million for the same period in the prior year. This decrease is primarily a result of the $51.3 million litigation expense recorded in the first quarter of 2007 in connection with the settlement of the Perez matter, as discussed below.
Reported diluted earnings per share for the nine months ended September 30, 2007 were $1.16, a decrease of $0.33 from the reported diluted earnings per share of $1.49 for the same period in the prior year. The decrease in the reported diluted earnings per share for the nine months ended September 30, 2007 is primarily driven by the $0.47 per share effect for the Perez litigation settlement expense, as discussed below.
Through the nine month period ended September 30, 2007, the Company generated cash flow from operations of approximately $270.3 million. During the nine month period ended September 30, 2007, the Company repurchased 3,607,150 shares of its common stock for $80.1 million in cash under its common stock repurchase program. In addition, during the nine month period ended September 30, 2007, the Company reduced its outstanding indebtedness by approximately $91.5 million.

Operations Highlights
During the third quarter of 2007, the Company opened 10 new store locations, acquired one store as well as accounts from 24 additional locations, consolidated 24 stores into existing locations, and sold one store, for a net reduction of 14 stores and an ending balance as of September 30, 2007 of 3,361 company-owned stores. During the third quarter of 2007, the Company added financial services to 61 existing rent-to-own store locations, ending the quarter with a total of 282 stores providing these services.
Through the nine month period ended September 30, 2007, the Company opened 20 new store locations, acquired 14 stores as well as accounts from 30 additional locations, consolidated 76 stores into existing locations, and sold three stores, for a net reduction of 45 stores since December 31, 2006. Through the nine month period ending September 30, 2007, the Company added financial services to 148 existing rent-to-own store locations, consolidated seven stores with financial services into existing locations, and closed nine locations, for a net addition of 132 stores providing these services.
Since September 30, 2007, the Company has opened three new store locations and acquired accounts from one location. The Company has added financial services to four existing rent-to-own store locations since September 30, 2007.
2007 Significant Items
Settlement with ColorTyme Franchisees. On July 31, 2007, ColorTyme entered into a settlement agreement with five affiliated ColorTyme franchisees pursuant to which the franchise agreements with respect to approximately 65 ColorTyme stores were terminated. ColorTyme received a cash payment in satisfaction of the contractually required, future royalties owed to ColorTyme pursuant to the franchise agreements. This settlement payment increased diluted earnings per share by approximately $0.04 in both the third quarter of 2007 and for the nine month period ended September 30, 2007.
Hilda Perez. On September 14, 2007, the settlement of the Hilda Perez v. Rent-A-Center matter pending in New Jersey received final approval from the court. Under the terms of the settlement approved by the court, the Company agreed to pay an aggregate of approximately $85.8 million in cash, to be distributed to an agreed-upon class of its customers from April 23, 1999 through March 16, 2006. The Company also agreed to pay the plaintiffs’ attorneys fees and costs to administer the settlement, in the aggregate amount of approximately $23.5 million. Under the terms of the settlement, the Company is entitled to 50% of any undistributed monies in the settlement. In connection with the settlement, the Company is not admitting liability for its past business practices in New Jersey. As previously reported, the Company recorded a pre-tax expense of $58.0 million in connection with the Perez matter during the fourth quarter of 2006, and an additional pre-tax charge of $51.3 million in the first quarter of 2007, to account for the aforementioned costs. The litigation expense with respect to the Perez settlement reduced diluted earnings per share by approximately $0.47 for the nine month period ended September 30, 2007.
The Company expects to fund the settlement with cash flow generated from operations, together with amounts available under its senior credit facilities, in the fourth quarter of 2007.

Rent-A-Center will host a conference call to discuss the third quarter results, guidance and other operational matters on Tuesday morning, October 30, 2007, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,360 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 210 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, or the potential impact of acquisitions or dispositions that may be completed after October 29, 2007.
FOURTH QUARTER 2007 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $708 million to $723 million.
•	Store rental and fee revenues are expected to be between $638 million and $650 million.
•	Total store revenues are expected to be in the range of $700 million to $715 million.
•	Same store sales are expected to be flat.
•	The Company expects to open 5 - 10 new rent-to-own store locations.
•	The Company expects to add financial services to approximately 5 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.1% and 22.5% of store rental and fee revenue and cost of merchandise sold to be between 76% and 80% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 59.5% to 61.0% of total store revenue.
•	General and administrative expenses are expected to be between 4.3% and 4.5% of total revenue.
•	Net interest expense is expected to be approximately $21 million, depreciation of property assets is expected to be approximately $18 million and amortization of intangibles is expected to be approximately $4 million.
•	The effective tax rate is expected to be approximately 36.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.38 to $0.44.
•	Diluted shares outstanding are estimated to be between 67.2 million and 68.2 million.
FISCAL 2008 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.920 billion and $2.960 billion.
•	Store rental and fee revenues are expected to be between $2.585 billion and $2.625 billion.
•	Total store revenues are expected to be in the range of $2.890 billion and $2.930 billion.
•	Same store sales are expected to be in the flat to 2% range.
•	The Company expects to open approximately 40 new rent-to-own store locations.
•	The Company expects to add financial services to approximately 200 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.1% and 22.5% of store rental and fee revenue and cost of merchandise sold to be between 72% and 76% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 58.5% to 60.0% of total store revenue.
•	General and administrative expenses are expected to be between 4.3% and 4.5% of total revenue.
•	Net interest expense is expected to be between $80 million and $85 million, depreciation of property assets is expected to be between $68 million and $73 million and amortization of intangibles is expected to be approximately $12 million.
•	The effective tax rate is expected to be approximately 37.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $1.95 to $2.10.
•	Diluted shares outstanding are estimated to be between 67.5 million and 68.5 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores, including the Rent-Way stores acquired in November 2006; the Company’s ability to control costs; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; interest rates; economic pressures affecting the disposable income available to the Company’s targeted consumers, such as high fuel and utility costs; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company’s litigation; the court hearing the Walker case could refuse to approve the settlement or could require changes to the settlement that are unacceptable to the Company or the plaintiffs; one or more parties filing an objection to the settlement of the Walker case; and the other risks detailed from time to time in our SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2006, and its quarterly reports for the quarters ended March 31, 2007, and June 30, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended September 30,
	2007	2007	2006	2006
			Before	After
			Refinancing	Refinancing
	Before	After	Charge &	Charge &
	Royalty	Royalty	Legal	Legal
	Payment	Payment	Settlements	Settlements
(In Thousands of Dollars, except per share data)	(Non-GAAP)	(GAAP)	(Non-GAAP)	(GAAP)

Total Revenue	$705,801	$709,701 (1)	$587,184	$587,184
Operating Profit	56,675	60,575 (1)	67,171	51,871
Net Earnings	22,723	25,275 (1)	36,380	25,241	(2)(3)(4)
Diluted Earnings per Common Share	$0.33	$0.37 (1)	$0.51	$0.36	(2)(3)(4)
Adjusted EBITDA	$78,656	$78,656	$81,666	$81,666

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	34,959	38,859	55,184	37,719
Add back:
Litigation settlement expense	—	—	—	15,300
Finance charge from refinancing	—	—	—	2,165
ColorTyme franchisees settlement	—	(3,900)	—	—
Interest expense, net	21,716	21,716	11,987	11,987
Depreciation of property assets	18,028	18,028	13,486	13,486
Amortization of intangibles	3,953	3,953	1,009	1,009

Adjusted EBITDA	$78,656	$78,656	$81,666	$81,666

	Nine Months Ended September 30,
	2007	2007		2006	2006
	Before	After		Before	After
	Royalty	Royalty		Refinancing	Refinancing
	Payment &	Payment &		Charge &	Charge &
	Legal	Legal		Legal	Legal
	Settlement	Settlement		Settlements	Settlements
(In Thousands of Dollars, except per share data)	(Non-GAAP)	(GAAP)		(Non-GAAP)	(GAAP)

Total Revenue	$2,185,258	$2,189,158	(1)	$1,777,782	$1,777,782
Operating Profit	241,104	193,754	(1)(5)	217,848	202,548
Net Earnings	111,886	81,629	(1)(5)	116,551	105,412	(2)(3)(4)
Diluted Earnings per Common Share	$1.59	$1.16	(1)(5)	$1.65	$1.49	(2)(3)(4)
Adjusted EBITDA	$305,635	$305,635		$261,172	$261,172

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	175,095	127,745		182,396	164,931
Add back:
Litigation settlement expense	—	51,250		—	15,300
Finance charge from refinancing	—	—		—	2,165
ColorTyme franchisees settlement	—	(3,900)		—	—
Interest expense, net	66,009	66,009		35,452	35,452
Depreciation of property assets	52,606	52,606		40,479	40,479
Amortization of intangibles	11,925	11,925		2,845	2,845

Adjusted EBITDA	$305,635	$305,635		$261,172	$261,172

(1)	Includes the effects of $3.9 million in franchise royalty income in the third quarter of 2007 for the settlement agreement with five affiliated ColorTyme franchisees. The royalty income increased diluted earnings per share by approximately $0.04 in both the third quarter of 2007 and the nine month period ended September 30, 2007.

(2)	Includes the effects of a $2.2 million pre-tax expense in the third quarter of 2006 to write off the remaining unamortized balance of financing costs from the Company’s previous credit agreement. This refinancing expense reduced diluted earnings per share by approximately $0.02 in both the third quarter of 2006 and for the nine month period ended September 30, 2006.

(3)	Includes the effects of a $4.95 million pre-tax expense recorded in the third quarter of 2006 to account for the settlement amount and attorneys’ fees pursuant to the settlement with the plaintiffs to resolve the Jeremy Burdusis, et al. v. Rent-A-Center, Inc., et al./Israel French, et al. v. Rent-A-Center, Inc. and Kris Corso, et al. v. Rent-A-Center, Inc. coordinated matters pending in state court in Los Angeles, California. The expense reduced diluted earnings per share by approximately $0.04 in the third quarter of 2006 and by approximately $0.05 for the nine month period ended September 30, 2006. The settlement was funded in the first quarter of 2007.

(4)	Includes the effects of a $10.35 million pre-tax expense recorded in the third quarter of 2006 to account for the settlement amount and defense costs associated with resolving the inquiry by the California Attorney General. The Company is working with the Attorney General and the settlement administrator to finalize the implementation procedures for the agreed restitution program and expects to fund the restitution account in the fourth quarter of 2007. The Company also agreed to a civil penalty in the amount of $750,000, which was paid in the first quarter of 2007. The expense reduced diluted earnings per share by approximately $0.09 in both the third quarter of 2006 and the nine month period ended September 30, 2006.

(5)	Includes the effects of a $51.3 million pre-tax litigation expense in the first quarter of 2007 associated with the settlement in the Perez case. The expense reduced diluted earnings per share by approximately $0.47 for the nine month period ended September 30, 2007.

Selected Balance Sheet Data: (in Thousands of Dollars)	September 30, 2007	September 30, 2006
Cash and cash equivalents	$100,337	$53,706
Prepaid expenses and other assets	60,897	47,303

Rental merchandise, net
On rent	728,922	638,091
Held for rent	236,782	195,086
Total Assets	2,665,286	2,064,725

Senior debt	901,802	358,468
Subordinated notes payable	300,000	300,000
Total Liabilities	1,711,000	1,117,145
Stockholders’ Equity	954,286	947,580

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended September 30,
	2007	2006
(In Thousands of Dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$631,132	$532,260
Merchandise Sales	53,574	36,343
Installment Sales	8,593	6,798
Other	3,940	3,723

	697,239	579,124

Franchise Revenue
Franchisee Merchandise Sales	7,376	6,779
Royalty Income and Fees	5,086	1,281

Total Revenue	709,701	587,184

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	140,219	117,018
Cost of Merchandise Sold	41,065	28,422
Cost of Installment Sales	2,822	2,856
Salaries and Other Expenses	422,294	340,379
Franchise Cost of Merchandise Sold	7,072	6,523

	613,472	495,198

General and Administrative Expenses	31,701	23,806
Amortization of Intangibles	3,953	1,009
Litigation Settlement Expense	—	15,300

Total Operating Expenses	649,126	535,313

Operating Profit	60,575	51,871

Finance Charges from Refinancing	—	2,165
Interest Expense	23,419	13,322
Interest Income	(1,703)	(1,335)

Earnings before Income Taxes	38,859	37,719

Income Tax Expense	13,584	12,478

NET EARNINGS	25,275	25,241

BASIC WEIGHTED AVERAGE SHARES	67,939	69,808

BASIC EARNINGS PER COMMON SHARE	$0.37	$0.36

DILUTED WEIGHTED AVERAGE SHARES	68,587	70,853

DILUTED EARNINGS PER COMMON SHARE	$0.37	$0.36

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Nine Months Ended September 30,
	2007	2006
(In Thousands of Dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$1,953,341	$1,579,719
Merchandise Sales	161,495	138,934
Installment Sales	24,649	18,377
Other	17,686	10,263

	2,157,171	1,747,293

Franchise Revenue
Franchisee Merchandise Sales	24,256	26,752
Royalty Income and Fees	7,731	3,737

Total Revenue	2,189,158	1,777,782

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	429,215	344,518
Cost of Merchandise Sold	117,043	100,955
Cost of Installment Sales	9,496	7,677
Salaries and Other Expenses	1,260,135	1,012,263
Franchise Cost of Merchandise Sold	23,222	25,659

	1,839,111	1,491,072

General and Administrative Expenses	93,118	66,017
Amortization of Intangibles	11,925	2,845
Litigation Settlement Expense	51,250	15,300

Total Operating Expenses	1,995,404	1,575,234

Operating Profit	193,754	202,548

Finance Charges from Refinancing		2,165
Interest Expense	70,946	39,646
Interest Income	(4,937)	(4,194)

Earnings before Income Taxes	127,745	164,931

Income Tax Expense	46,116	59,519

NET EARNINGS	81,629	105,412

BASIC WEIGHTED AVERAGE SHARES	69,349	69,536

BASIC EARNINGS PER COMMON SHARE	$1.18	$1.52

DILUTED WEIGHTED AVERAGE SHARES	70,229	70,581

DILUTED EARNINGS PER COMMON SHARE	$1.16	$1.49